Exhibit 99.02
SILICON IMAGE
Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
Confirmation # 4025746

SILICON IMAGE
Moderator: Bob Freeman
July 26, 2006
5:00 p.m. CT
Operator: Good day everyone and welcome to Silicon Image’s second quarter 2006 financial results conference call. Please note that today’s call and question and answer session are being recorded.
At this time, I would like to turn the call over to Mr. Robert Freeman, Chief Financial Officer, for opening remarks. Mr. Freeman, please go ahead.
Bob Freeman: Thank you. Good afternoon everyone and welcome to Silicon Image’s second quarter 2006 financial results conference call. Joining me today is Steve Tirado, our President and Chief Executive Officer.
Our agenda for today is as follows. Steve will start with remarks about Silicon Image and trends in our market, and I will follow up with our second quarter financial results and future guidance. We will conclude the telephone conference with your questions.
For purposes of this call, we intend to present the company’s financial performance on a non-GAAP basis, as defined by the SEC in Reg G. The need for providing non-GAAP information is primarily due to the lack of comparability between periods presented, with respect to stock-based compensation as a result of the adoption of SFAS No. 123R. In addition, we believe that the

SILICON IMAGE
Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
Confirmation # 4025746

amortization of intangibles and the non-cash portion of the income tax provision recorded to additional paid in capital are unrelated to our ongoing business operation. We have chosen to provide this supplemental information to investors, analysts, and other interested parties since management uses this information to evaluate operations, to manage and monitor performance, and to determine bonus compensation. A reconciliation of the comparable GAAP financial measures are included in our press release, and along with an audio replay of this conference call today will be available on Silicon Image’s investor website @ www.Siliconimage.com.
By now, you have all seen our press release and the associated 8-K filing this afternoon. I’d like to remind everyone that during this call, including our Question and Answer session, we will make forward-looking comments with the meaning of sections — within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, regarding our future performance based on our current expectations. These include remarks concerning our expected operating results, product introductions, product production ramp, announcements relative to standards, and technology adoption rates. And they may also make comments regarding events that could potentially impact the future of the company. Forward-looking statements in this call are generally defined by words such as “believe”, “anticipate”, “expect”, “intend”, “may”, “will”, and other similar expressions.
Many factors taken individually or in combination could materially affect future business outcomes. Actual company results may differ materially from what are described in these forward-looking comments. I encourage you to familiarize yourself with our most recent 10-K for the period ending December 31, 2005. This report describes relevant risk factors that could affect future financial results.
Additionally, during this call this afternoon, we may highlight other factors that could impact projections or other forward-looking statements. We do not intend to update information contained in this teleconference.

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
Confirmation # 4025746

Now, I will turn the call over to our CEO, Steve Tirado.
Steve Tirado: Thank you, Bob, and good afternoon everyone. I’m pleased to be with you today to report on an outstanding quarter for Silicon Image. Let me start by reviewing the nine key accomplishments in the quarter, and then summarizing some key market trends.
Silicon Image, number one, Silicon Image continues to demonstrate solid top line revenue growth, well managed expenses, and improvements in overall company profitability. Our year-to-date revenue grew 36.4 percent over the same period last year, and our year-to-date net income on a non-GAAP basis, grew 53.6 percent year over year, showing significant operating leverage in the business. For the current quarter, our top line revenue grew to $70.6 million dollars, a 19.4 percent sequential increase over the first quarter of 2006, and non-GAAP net income increased to $16.3 million dollars, a 44.8 percent sequential increase over the first quarter of 2006.
Number two: non-GAAP gross margins improved from 58.2 percent in the first quarter to 58.6 percent in the second quarter of 2006, largely helped by stronger IP licensing and royalty revenues.
Number three: our product Book to Bill exceeded 1.3, and we ended the quarter with record backlog and excellent visibility into Q3, and part of Q4, enabling us to raise our projected growth for total revenue in 2006 to the 30 to 35 percent range over 2005, from a 25 to 30 percent range.
Number four: we formally announced the HDMI 1.3 specification with support for deep color, higher bandwidth, newer HD audio format, lip sync, a new mini connector to enable mobile devices, and much more.
Number five: Sony’s PlayStation 3 was announced with support for deep color, a key feature of the HDMI 1.3 specification.

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
Confirmation # 4025746

Number six: we shipped our first HDMI 1.3 products for revenue during the quarter.
Number seven: we announced our first major volume design win for the Steel Vine storage solution with Asustek, targeting home media applications.
Number eight: HDMI adoption increased to 435 companies by the end of the second quarter, up from 383 companies at the end of the first quarter.
Number nine: And finally, we held our first investor /analysts day investor conference, with 22 investors and analysts as well as 119 listeners, via the live webcast. I would like to thank those who attended, and look forward to holding a similar event next year.
Before discussing some key trends within our market segments, I want to also mention that we made a very significant announcement during Q3 regarding the formation of the China Digital-Interfaced Industry Alliance, or CDIA.
CDIA was formed to promote the use of HDMI in China’s local market. With the support of the China Video Industry Association and the director of the Department of Broadcasting of Television, Ministry of Information Industry, we believe HDMI will see broader and more accelerated adoption.
In concert with this announcement, we announced an annual fee reduction to recover HDMI adopter from $15,000 to $10,000. We view the market expansion opportunity as worth to concession made on the annual fee. The fee reduction will begin November of 2006, and has been factored into our annual guidance for 2006.

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
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As part of this announcement, we have also signed an agreement to help CDIA in the development of new features for future versions of HDMI, as well as complimentary technology for the local and potentially international market. Simplay Labs will become the Silicon Image vehicle for technology development with CDIA, and very importantly, the organization responsible for developing and supporting the test standards necessary to insure plug and play interoperability across devices. It is our belief that the Simplay HD branding program will become the consumers’ way of identifying fully interoperable devices. As the connection between devices gain in intelligence, the requirements for testing gain in importance.
I will now share some business and market trend observations for the quarter, as well as some commentary on our overall strategy leading into 2007.
Starting with Consumer Electronics, we had a very strong quarter and saw our key customers ordering earlier in the annual buying cycle as Q3 is normally our strongest quarter. This year we expect steady growth, all the way through to the end of the year, and have enough backlog visibility to project that growth. We definitely saw a stronger shift to dual input HDMI parts that support 1080p, and also had very strong growth over last year on the transmitter side of the business, mainly due to DVD, STB and AV receiver products supporting high definition content.
Our HDMI 1.3 products have already had some important design wins for 2007, and overall customer interests accelerated with the announcement on Sony PlayStation 3 support for deep color.
Our strategy of aggressively implementing the latest advancements in HDMI has enabled us to retain significant market share with the top tier OEM’s. It is also positioned us well for growth into next year.

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
Confirmation # 4025746

Our strategy of focusing on the storage, distribution, and presentation of high definition content in the home and mobile environment is expected to provide a multi-year opportunity for growth in product sales, as consumers continue to seek entertainment content across all their devices. We continue to believe that the mobile device world will utilize HDMI as the secure digital interface of choice for displaying content on modern LCD, plasma, and rear projection televisions. This market conservatively represents over 300 million units of opportunity over the next two to three years.
Finally, we expect our deep color video processor, available in early 2007, will be attractive to top tier OEM’s looking for differentiation in cost reduction for the late 2007, and early 2008 designs.
I’ll now turn to the PC business.
Our PC business was down 23.3 percent over Q1, 2006, along with many other suppliers in the PC market. However, we are expecting a strong recovery next quarter and have the backlog visibility to support it. HDMI adoption in the PC market continues to garner our new design wins that would yield volume in 2007.
The storage business: our storage business was up 16.9 percent over Q1, 2006, and benefited from increased serial ATA controller sales. We expect Asustek volumes will kick in during Q4, and that the SteelVine design win represents an important milestone in our efforts to generate volume for home media storage solutions.
On the margin front, I wanted to comment that I have consistently said that non-GAAP product margins are generally in the 50 to 55 percent range, and that licensing adds another five to six percent. This quarter was no difference. While non-GAAP products margins were down slightly from last quarter at 53 percent, from 53.8 percent in the first quarter of ‘06, and 53.5 percent in the fourth quarter or ‘05, this still represents a normal range for our products. The market has grown quickly and so has our volume.

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
Confirmation # 4025746

We will continue to drive cost reduction while we grow our volume, and believe we can sustain the 50 to 55 percent product margin range going forward by adding new product and higher ASPs, and integrating more features into our silicons.
In summary, despite the weakness in PC, the quarter, overall, produced excellent results, and the order backlog gives us good confidence in growth throughout the end of ‘06. I want to thank our employees for their hard work and contributions toward the success of this quarter.
I will now turn the call over to Bob for a detailed review of our financial results, including our guidance for Q3 and the remainder of the year.
Bob Freeman: Thank you, Steve. Overall, I am, too, pleased with the results of our second quarter. We recognized record revenues from both the product and an IP licensing standpoint. We noted strong growth in our CE market and increasing performance in our storage market. Total revenues for the quarter were up 39.2 percent over the prior year, and 19.4 percent sequentially, driven by increased demand for products and higher royalties.
Our second quarter product revenues were $61.7 million, up 30.3 percent and 15.7 percent from the prior year quarter and the previous quarter, respectively. Compared to the same quarters last year, higher product revenues were the result of a 46.7 percent increase in unit shipments, offset with the 11.1 percent reduction in ASPs. Sequentially, the company has favorable variances in both units and pricing.
Distributor revenues represent 62 percent of total product revenues and grew by over 49.9 percent year-over-year and 9.7 percent sequentially.

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
Confirmation # 4025746

Direct revenues represent 38 percent of product revenues and increased 7.4 percent and 27.1 percent over the prior year quarter, and sequentially, respectively. IP licensing revenues, which include licensing, development, royalties, and testing revenues were $8.9 million for the quarter, representing approximately 12.6 percent of revenues, up from 9.9 percent in the previous quarter.
Licensing fees increased as a result of the recognition or previously deferred revenues and increasing royalties. Royalties from Genesis are currently deferred and are not included in these results.
Our revenues, both product and IP licensing were distributed over our three markets as follows.
Consumer Electronics, or CE, represented 68.3 percent of total revenue. PC represented 14.5 percent, and storage represented 17.2 percent of total revenues. Total revenues in the CE market increased 79.9 percent from the year ago quarter, and 36.2 percent, sequentially. The CE market showed year-over-year growth of 46.8 percent in receivers and 191.2 percent in transmitters. Total revenues in the PC market declined 20.7 percent in the prior year quarter and 23.3 percent sequentially. The decline was the result of the overall slowness in the PC sales this quarter. Our revenues in the storage market began to show some strength, increasing 10 percent from the second quarter of 2005 and 16.9 percent sequentially.
From a gross margins standpoint, our gross margins on a GAAP basis were 57.8 percent for the quarter, which is slightly lower than the prior quarter of 58.6 percent, due to stock compensation expense, and up slightly from the first quarter of 2006 of 57.1 percent.
More specifically, product gross margins were down approximately 3.5 percent from the prior year quarter, and down slightly sequentially. This decrease is the result of normal ASP pressure, offset, in part, by a mix of higher-margin products and increased volume, resulting in favorable economies of scale.
At the same time, as a result of increased product revenues, these periods, and increased licensing revenue, gross profit increased 37.2 percent year-over-year, and 20.9 percent

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
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sequentially. We continue to focus on our ongoing cost reduction program as a priority for this company, allowing the company to maintain competitive product gross margins. We believe increasing volume will generate continuing growth in gross profits. It should be noted that our cost of revenues does include costs associated with our IP development arrangements.
On a non-GAAP basis, gross margins were 58.6 percent, reflecting the exclusion of stock-based compensation expense under FAS 123R, and are slightly lower when compared to the same period a year ago, and slightly higher sequentially. GAAP operating expenses for the second quarter totaled $31.8 million or 45.1 percent of total revenues. GAAP operating expenses approximated 41.5 percent for the second quarter of 2005 and 53 percent of revenue for the first quarter of 2006.
Non-GAAP operating expenses for the second quarter totaled $25.7 million, representing 36.5 percent of total revenues, as compared to the prior year quarter of $19.5 million, or 38.5 percent of total revenues and $24.4 million, or 41.2 percent in the first quarter of 2006. Operating expenses include expense recoveries of approximately $1 million dollars in both 2006 and 2005, higher sales commissions this quarter, due to increased sales, and higher incentive compensation accruals, as a result of exceeding company performance targets.
Operating expenses are expected to continue to increase in absolute dollars, but should decline as a percentage of revenue. Our net income on a GAAP basis for the second quarter of 2006 was $5.8 million or $0.07 per diluted share, representing a decrease of 44.6 percent, when compared to our second quarter of 2005 of net income of $10.5 million or $0.12 per diluted share, and an increase of 146.5 percent sequentially, from $2.4 million, or $0.03 per diluted share.
On a non-GAAP basis, net income for the second quarter totaled $16.3 million, or $0.19 per diluted share, representing an increase of 53.6 percent from the $10.6 million, or $0.13 per

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
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diluted share, for the same period last year, and a sequential increase of 44.8 percent from the $11.3 million or $0.13 per diluted share last quarter.
For six months, revenues grew to $129.7 million, up 36.4 percent over 2005. Net income on a GAAP basis was $8.2 million, or $0.10 per diluted share. Net income for the year on a non-GAAP basis was $27.6 million compared to 18.3 million for the same period last year, an increase or 50.6 percent. Year-to-date non-GAAP operating margins were 19.7 percent.
From a balance sheets perspective, our cash and short-term investments grew to over $189 million, up 12.9 percent from $167.5 million at the end of the prior quarter and up 24.7 percent from the end of the year. The increase is primarily due to consistent levels of collections of receivables on a growing revenue base and the payment of $7 million dollars related to the Genesis settlement. I’ll speak to this a little bit more later on the call.
At June 30, 2006, the company’s cash per diluted share was $2.21 per share, up from $1.96 at the end of the prior quarter. An interest income per diluted share for the second quarter was $0.02 a share, as compared to less than $0.01 per share last year, and approximately $0.02 sequentially.
Accounts Receivable grew slightly as a result of shipments to distributors and the company’s CSO was 49 days, down from 57 days from the prior quarter, and up from 44 days at the end of the year. The DSO has decreased as a result of increased deferrals of margins on sales to distributors.
Inventories were up slightly while inventory turns increased to 6.3 times up from 5.6 times at the end of the prior quarter, and slightly faster than the six times at the end of last year. We continue to believe that our inventory balance are within more acceptable levels while ensuring our ability to meet expected increased customer demands during periods of capacity constraints.

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
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Capital spending increased to $4.1 million for the quarter, up from $1.4 million in the prior quarter. The increase is the result of the company’s acquiring certain test equipment as it implements certain manufacturing cost reduction programs as well as IT and IS infrastructure to address the company’s growth trend. We believe our capital spending will trend back down in future quarters to levels previously recorded.
Other financial matters of note include the finalization of the accounting treatment of the funds previously received under the Genesis memorandum of understanding. We now have received the total of approximately 11.2 million from Genesis, under the MOU. Recognition of the settlement in the statement of operations is deferred pending the conclusion of the Definitive Agreement. While we have taken possession of the funds as a result of the settlement, our financial statements continue to reflect the results as a liability pending negotiations of a new definitive agreement addressing past and future royalties.
I will now turn to our outlook for Q3 and the remainder of the year. Let me remind you that the forward-looking comments previously mentioned are subject to risk and uncertainties, as described at the beginning of this call, and in our periodic SEC filing, and we do not intend to update these comments or forecasts prior to our next quarterly conference call.
I will now discuss our financial guidance. As noted in today’s press release, we expect to see revenues increase in the third quarter by 10 percent, with increasing visibility and a healthy backlog or orders reaching into the fourth quarter, we now expect to see annual revenues increase 30 to 35 percent.
We expect the cost initiatives we have put in place to take effect at the end of 2006. Until then, we expect to see gross margins in the 56 to 58 percent range, while at the same time, see gross profit increase as a result of higher revenues. We expect to maintain our non-GAAP expenses as

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
Confirmation # 4025746

percentage of sales in line with our performance this quarter. Our guidance at this time does not reflect any changes to the operating results as a result of the Genesis settlement.
This concludes the formal portion of our presentation and we would now like to open up the call for your questions.
Operator: Thank you. The Question and Answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us and we’ll take as many questions as time permits. Once again, please press star, one on your touch tone telephone to ask a question. We’ll pause for just a moment to assemble the roster.
Our first question comes from Jason Pflaum with Thomas Weisel Partners.
(Alex Kim): Good afternoon, this is actually (Alex Kim) calling in for Jason. First, I guess I would like to start off with a question regarding licensing and royalty revenue. It seems as that that there was nice bump from the first quarter there. What are your expectations going forward as far as — as far as growth, looking into the second half and beyond?
Bob Freeman: Well, what we’ve seen over the last couple quarters is increasing royalties, both from HDMI and prior development licensing arrangements that we’ve done that now are starting to shift product. And in addition, we think that you know that on the other side, the development contracts that are either currently are underway or that are in place, but deferred will be a function of our percentage completion accounting that we’re applying to the development projects.

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
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Steve Tirado: Yes, but basically to address your question, it’s probably going to be about the same as this quarter, roughly.
(Alex Kim): Okay, okay, perfect. As far as deep color 1.3, you said you started shifting revenues this quarter. Any sense of expectations as a percent of revenue as exiting this current calendar year and, or rather, how can we think of the ramp of revenue expectations from 1.3.
Steve Tirado: You know that’s a great question, but you know what’s going to happen, I’ll be able to report more on design win activity than actual revenue impact. We are getting revenue impact, obviously, as I said, starting in Q2. I expect this to be much more significant in ‘07, but we do have some early adopters you know for — so but I don’t have any good data for you right now, but I think next quarter maybe we can give you some color on that.
(Alex Kim): Okay, and just a final question on gross margins. I know that gross margins ticked down on a pro forma basis here. I think I heard correctly that expectations were at 56 to 58 percent going forward, but any, any sense of do you expect gross margins to market bottom in Q3, or is it going to be roughly in line going forward from 56 to 58?
Bob Freeman: Well some of the cost initiatives that we spoke about before were, essentially, were trying to take back the manufacturing of some of the products that we’ve contracted out to other people probably won’t show much improvement before the end of the year.
Steve Tirado: So there are three things, I think, that are going to impact both margins and prices. One is the cost of reduction work that we’re doing. Two is, the fact that new products are coming in at higher ASPs. And we have some of what I call kind of partially integrated parts that have quite a significantly higher ASP than what we’ve been selling in previous years. So, all those things are going to have an impact on both margins and average selling prices going into 2007. This is something we’ve got a lot of focus on.

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
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(Alex Kim): Okay, perfect, thanks, guys.
Steve Tirado: You’re welcome.
Operator: Our next question comes from Charlie Glavin with Needham & Company.
Charlie Glavin: Thanks. Steve, if I can go into probably a lingering issue or concern by some people, and it’s in regards to the integration of HDMI into some of the future chips that certainly this has been raised up with ANC integrating into or — finding ATI as a thought of the 4x4 program. As you look at this right now Broadcom is talking about digital TVs, of which some of those will have their own HDMI, or at least that’s the indication from some of the guys internally. Can you give some sort of indication right now as far as where you’re seeing that? And I know by going with the succeeding generation, certainly in the 1.3, will keep you ahead of anybody else who’s just trying to do a simple integration. But from your standpoint right now, raising the guidance for the rest of the year, how do you look at this going into ‘07 and ‘08?
Steve Tirado: Well I think there will be a trend towards integration; however, what we are very happy to see is when 1.3 got announced and then the PlayStation was announced as supporting that, it really shifted the quantity and the quality of interest around making sure that they had products that would you know play 1.3. So I think for ‘07, we’re really well positioned. No one else has these products today. We have them. We’re able to enable the customers.
The other thing that we’re doing is we’re integrating our own deep colored video processor for early ‘07. So I think we’re — you know it’s hard for me, Charlie, to say, okay so how you know how. You know you’re kind of asking a market share issue, right?
Charlie Glavin: Yes.

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
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Steve Tirado: And it’s just tough to say. I mean I think we’ve put together a very compelling strategy for retaining as much market share as I think as we can. Bear in mind that the HDMI market is expected to double next year from 60 million to over 120 million devices. So you’ve got a lot of things going on. We think, from a strategy standpoint, we’re probably going to about as well positioned as we’re going to be. This will be a competitive market. There are a lot of companies going in.
I can tell you this, though, that for those companies who are looking at a video processor with an integrated HDMI, I will not be surprised if many of them will continue to go discreet, simply because they want to 1.3 capability.
Charlie Glavin: Steve, I guess that’s the first time I’ve actually heard you acknowledge that double — number from that third party group, as opposed to using the old number. So I’ll ask this question. You have had the stage to yourself. And normally, we see 75 percent of the design wins for the out year being done by, say, the October time period. Maybe a different way of looking at this question or some of the competitive dynamics we’ve seen the fundamental shift by that. Particularly, you see more people going more discreet and some of the other convergence products. It would seem the complexity of some of these would lengthen some of those design cycles. But on the others, where people are actually integrating their own, can actually tighten it, we may see some late SEC — excuse me CES type of designs, or spins right out to CES. Are you seeing that, in terms of...
Steve Tirado: Yes I think...
Charlie Glavin: ...in terms of lower and shorter, and the more complex lengthening out?

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Moderator: Bob Freeman
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Steve Tirado: I mean the whole market is in flood, is changing. I think still a large percentage of our visibility regarding 2007 will still be there as we come out of you know the third quarter going into fourth quarter. But there are now a lot of new product cycles I see being introduced. And I think it’s part of why our sales pattern is changing as well. The people are deploying at all different times. They’re trying everything they can to try to get an edge against their competitors, including you know coming at it at different times of the year with their new products, so you know the cycle is sort of moderating, and like this year our pattern was we had a big surge this quarter. We have good, solid steady growth quarter to quarter through the end of the year, but normally you know I have this cycle where it’s lowest in first quarter, starts to build in second. It’s highest, in terms of growth rate, in third, and then in moderates in the fourth, down in the first, and back up and again. And that’s starting. I, you know, I don’t have enough data right now to tell you how it’s going to change, I just know that it is changing, and people are introducing products outside of that normal seasonal pattern.
Charlie Glavin: And, Steve, if I could tie that together, given that you said that some of these cost reductions and others weren’t going to happen until the end of the year, and with that changing dynamic in that design cycle, previously you have used price in order to motivate some of the market, particularly going into those design periods to move them from, say, the single port to the dual port. Will you be using a similar strategy, even on those higher priced ASPs, to motivate people to get to 1.3, or even the commit to the deep color early and than you had thought?
Steve Tirado: Absolutely. I mean that — we’ll continue to use that. That was very effective in getting the market to move to dual input. We will make deep color attractive for customers so that we get a large a swing as possible because the market is just gotten so large now; it makes it worth our while to do that. I have focused the company very hard on top line revenue growth and continuing to drive the operating margins, and it’s not to say we don’t care about gross margins. We care deeply about gross margins, but we know that those will fluctuate within a range and we’re comfortable with that 50 to 55 percent range.

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
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Charlie Glavin: Got it.
Operator: Our next question comes from Rubin Roy with Pacific Crest Security.
Rubin Roy: Hey, thanks. Bob, in terms of the guidance rates for this full year, can you talk about was that based primarily on increasing visibility in the PC business, or still momentum on the consumer and storage side?
Bob Freeman: Well, the drive, the driver still is the consumer side, although we do expect to see recovery in the second half on the PC side. But we think this quarter was —you know it was the same thing everybody else has experienced in the industry. So, but our orders seem to indicate that PC’s going to bounce back nicely.
Rubin Roy: Okay and did 1.3 have anything to do with the increase in guidance at all, or is it too early to gauge for that?
Bob Freeman: I think what we’re saying is, for the most part, we’re going to see 1.3 in 2007.
Steve Tirado: No, we...
Bob Freeman: I’ll let Steve...
Steve Tirado: Yes, I mean we’re getting some business now. We have some early adopters on the 1.3 technology, and it is impacting our results this year, but it’s — you know I wouldn’t say it’s the biggest driver. I think the bigger driver is jut the total market is moving pretty aggressively at HDMI this year.

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Moderator: Bob Freeman
07-26-06/5:00 p.m. CT
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Bob Freeman: And just looking at our backlog, as Steve has mentioned, you know that we’ve still got strong backlog that’s carrying into the fourth quarter and so.
Rubin Roy: Okay. And then, Steve, can you talk a little bit about the design win in terms of Steel Vine processor that’s going to be used in a motherboard type application? Are you expecting any significant ASP differences between what you were seeing from sales in terms internal devices, margin differences? Or any other color you can add there would be great.
Steve Tirado: So you know these chips in these, for these high volume motherboard applications, they’re in the kind of $5 to $10 dollar range, and then we’ve got a bigger chip that has more ports and that’s kind of a $10 to $15 dollar range. The — there are three kinds of applications for the Steel Vine boards. One is, they’re selling kind of a high performance you know retail motherboard out in the marketplace. They’re also going to be selling their own branded PC desktop and then their own branded — I believe there’s also one notebook in line as well. So that’s how they’re going to market it.
I think that the two-step folks really liked the idea of attacking this whole digital media storage issue for consumers and you know we’re excited about it and we’re trying to, again, leverage that into other OEM wins, you know PC OEM wins in the market.
Rubin Roy: Great, final one is with what’s going on with the alliance in China, it’s pretty exciting. Assuming concessions on the licensing side, do you expect that to do anything on the royalty side going forward?
Steve Tirado: You know right now, the royalties aren’t going to be changing. This was, as I said in my prepared comments, you know we thought a very good quick pro quo. The CDIA is composed of all the leading, you know, CEOs from all the big electronics companies in China. We had a roundtable meeting with them, in fact, after the announcement that was very productive. And

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Moderator: Bob Freeman
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there’s just a lot of interest, both in what we’re doing today, but not just in what we’re doing today, but there’s a real interest in doing a lot of new things, going forward. And so, we’re really honored to be the company that was chosen to be the key partner for driving those innovations in that market. And so, of course, it’s going to give us some product advantage, too, just like we have today with the worldwide HDMI standard. Being close to the technology development allows us to get products out sooner, and there’s some economic advantage to that.
Rubin Roy: Great, great, thanks, guys.
Operator: And our next question comes from Tayyib Shah with Longbow Research.
Tayyib Shah: Hello, guys, congratulations on raising the guidance.
Steve Tirado: Thank you.
Tayyib Shah: Steve, if you can talk about — I mean within the consumer space, that which is the main driver for raising the guidance. I mean how much of the increased visibility that you’re seeing is primarily a result of your game console exposure? And if that’s more suffered, then once the initial build is complete, would you expect to see revenues decline in that segment?
Steve Tirado: I mean first of all, I’ll tell you again, I never said that it was exposure to the game console segment, so we need to be very careful here. The PlayStation, while it supports HDMI 1.3 features, we’ve never said, one way or the other, how they’re getting there. So, it could be anything from a chip to a license to a competitor. It could be anything, right?
Tayyib Shah: Okay.

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Steve Tirado: So, but you know, as I was saying the growth, the strong growth that we’re seeing is really broad adoption across a lot of devices. I made a comment that the transit side of the market, the DVDs, the set top boxes and the A/D receiver market just has exploded. I mean, we’re up probably double what we saw last year. So that’s been a nice surprise. And then, the TV market is — continues to be just very strong.
So I wouldn’t say that there’s a — I would say the bigger driver is really these new devices coming on, you know, the new source boxes, like the DVD set top box and then the continued options on the television side to strive in the business, versus, you know, anything else.
Tayyib Shah: OK. And, Bob, on the margin front, do we see the margins tracking lower in fourth quarter as well? And once you have the operation efficiencies in place and you have deep color and other higher PSP products shipping in, in 2007, what kind of range do we expect margins to rebound to?
Bob: Well, we keep talking about our target range as being kind of in the 60% range, give or take a couple percentage points. And, as Steve said, we’ve consistently shown product margins, you know, in the 50 to 55 percent. So sometimes, it’s impacted by the level of licensing revenues that you do that particular quarter. We think these cost adjustments that we’re making are significant; that’s going to help. And the newer introduction of the products with the higher ASPs will offset some of the more maturing products, and/or the products that have been experiencing lower margins because of outsourcing of manufacturing. So we’re just kind of in a transition period, I think, right now in terms of how that plays out.
Tayyib Shah: Yes. And then the CDIA arrangement, could you give us an idea of how much R&D dollars that entails the joint development with them? And the reduction in the fee structure; is that going to have a material impact in itself on the licensing or revenue side?

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Steve Tirado: Yes, so as I was saying — said my prepared my remarks, for ‘06, it’s all that factored into the guidance. And part of what’s going to happen is we expect — and we’ve been constantly surprised by the number of companies that have joined the HDMI standard, so there’ll be some offset by the number of companies joining. Now if you do the math, you know, you’ve got to add another 100-plus companies. I can’t imagine that we would necessarily do that. But, again, I think the real reason we want to do this, we want to be well positioned for the Chinese market, in terms of the way they go about deploying digital technology there.
So, we think the tradeoff was well worth it and with respect with how we’re going to work with them, the investment associated with that, we are — we put two Simplay labs, combined with an HDMI, ATC authorized testing centers together. We’ve got one in Shenzhen, one in Shanghai. We are going to open another. We didn’t announce the location yet, but we’re working that with the CDIA. We have already started putting R&D into China, and that’s only going to increase. You know, I suppose from kind of an investment standpoint, we’re looking at — for some of the R&D development, we’re looking at — it’s not that huge. We’re talking maybe four to five engineers that’ll work on some of the innovations. Where we have larger numbers of people is around, you know, the test center operations and all that. And, you know, I haven’t looked lately, but I bet it’s up there around — somewhere around 15 to 20 people.
Tayyib Shah: OK. And finally, where do you see the Steel Vine — maybe if you can give us an idea of the revenue run rate once a Asustek is up and running.
Steve Tirado: Yes, I’m not going to give that out yet. We’ll see — we’ll see how that goes. Actually, the volumes are pretty good, but I want to see this thing really kick into gear before we share any information on that.
Tayyib Shah: Excellent. Thank you so much.

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Steve Tirado: You’re welcome.
Bob Freeman: Thank you.
Operator: The next question comes from Adam Benjamin with Jefferies.
Adam Benjamin: Thanks guys, nice quarter. Just a couple questions. First, can you give your split both on a unit and a revenue basis as it relates to the receiver and transmitter for the current quarter, as well as your expectations for the full year ‘06 and full year ‘07? And the reason I ask, Steve, is you say the transmitters are gaining some traction. I’m just trying to get an idea of how that business is going to shift over time.
Bob Freeman: Yes, you’ve continually asked us for that and, essentially, we do track our receiver and transmitter. You wanted to focus on the CE side?
Adam Benjamin: If you could give it for the CE or for the whole company, either way — whichever way you’re willing to do it.
Steve Tirado: You know, I really — I think we’ve given kind of enough information there. The transit side of the business for CE, again, as a function of DVDs and set top boxes and all that, wanting to get — actually, there’s two drivers. One is they wanted to support HD out sooner rather than later. And then, surprisingly, even in the case where they’ve got integrated capability, they — we’ve had several customers come in and lock in designs for — because they want to support 1.3. They’re very concerned about being able to support Deep Color going in 2007, so there’ve been two good influences there.
Look, the vast — you know, I’ve talked about this before: about 89 percent of our revenue last year was really driven by the TV side, the receiver side. That’s moderating some, you know, maybe 10

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percent of that. Maybe instead of 80 to 90, it’s now 70 to 80 percent TV and the rest is coming from the source side. So even though there’s been an increase, you know, from the source side, our greatest exposure is on the TV side. That’s really where the bulk of the business in margin dollars are.
Adam Benjamin: And so 70, 80 percent, that’s of revenue...
Steve Tirado: Of revenue.
Adam Benjamin: ...what is it on a unit basis?
Steve Tirado: Yes, I don’t think we’re going to give that out.
Adam Benjamin: Can you just give rough parameters?
Bob Freeman: Well, I’d say right now, year over year, your transmitter and your receiver on just total volumes are roughly comparable now and — but the growth has really kind of come on the transmitter side.
Adam Benjamin: OK, great. Thanks a lot. With respect to HDMI and 1.3, can you give us some perspective, as you look out with the design wins, you know, the cycle ending, you know, September-October timeframe, kind of a best case, worst case scenario. If you had your crystal ball, Steve, of how many — the percentage of TVs that would have HDMI 1.3 in ‘07, on a best case and on a worst case?
Steve Tirado: You know, I — you know, the best way I could say this, because this is all going on kind of real time right now, but I would suspect that we — we’re trying to drive somewhere between 30 and 50 percent of our total sales, you know, off of the 1.3 base. We don’t have to do that, but

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that’s really where we want to get. I think it’s looking more possible, given that we’ve — since the 1.3 spec finalization and then the PlayStation announcement, it’s been pretty impressive the amount of interest we’ve gotten. So we’ll see how it goes, but that would be sort of what I would say we’d be targeting.
Adam Benjamin: So on a most optimistic scenario, you think that 30 to 50 percent of TVs next year, on a conservative basis, it’s maybe only 10 percent or something?
Steve Tirado: No, I’m saying 30 to 50 percent of our revenue would be based on that type of silicon. From a total market standpoint, I have to sit down and do some thinking about that.
Adam Benjamin: OK. Just one last question on Steel Vine, can you give us some view as to how many quarters out that we can see some material revenue on a quarterly basis of say, you know, two to three million?
Steve Tirado: You know, I would expect we would get there, you know, moving in the first quarter of ‘07.
Adam Benjamin: OK. Thanks a lot, guys.
Steve Tirado: You’re welcome.
Operator: Our next question comes from Dylan Moore with Robert W. Baird.
Dylan Moore: Hello, Steve, hi, Bob. This is Dylan Moore for (Tristan Gerra). I just wondered, we saw Trident give some good results tonight. You guys are getting good results, good guidance, but we’ve also kind of heard some news of TV buildup in the channel. I just want to get a sense if you’re seeing anything out there, what gives you the confidence that it’s not an issue for you. Just any more color there would be helpful.

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Steve Tirado: Hey, listen, our confidence comes from backlog visibility, pure and simple. I mean, we’re almost completely done with the quarter.
Dylan Moore: Can you maybe give us an idea of what your term requirement for the Q — to meet the Q3 would be...
Steve Tirado: Very low.
Dylan Moore: Very low?
Steve Tirado: Very low.
Dylan Moore: Would it be below 10 percent or something like that?
Steve Tirado: I don’t want to give a number out, but we’re in very good shape with respect to Q3. We have excellent visibility. And if you look at our pattern, we’ve done very well in terms of giving you guys good guidance on the — on the next quarter out.
Dylan Moore: Oh, OK, great. And then another question: on the — going back to the China announcement, can you give us a sense of how the HDMI adoption in China is? Like what — you know, percentage wise, compared to maybe the U.S. and the rest of the world, I’m assuming it’s much lower. That’d be kind of helpful to get a sense of how that will ramp.
Steve Tirado: You know, I can give you a few statistics. I don’t know if I can give you the exact answer. I can tell you that of the number of adopters, we have some — roughly 20 percent of them are from China. I’m expecting that number to go up quite a bit as a result of the announcement that we’ve made. In other words, a lot more companies from China. The use of HDMI is really going to be a

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function of how successful, you know, the new TVs are, you know, the LCD, et cetera. As you know, for most of the country, they’re completely out of price reach. It’s really the large metric, you know, city areas — Shanghai, Shenzhen, Beijing areas — where you’ve got enough middle class and affluent people to buy these kind of TVs.
We did this really with a long-term view. We think, ultimately, there’s going to be an enormous — prices will be reasonable. And the electronic manufacturing base there and the government are really interested in being at the absolutely innovation end of the curve with respect to digital. I mean, there’s a real fervor for this, there’s a real interest in this. So we see it as a really exciting opportunity and it’s really meant to position us for growth down the road. Here I’m talking about, you know, ‘08, ‘09, you know, 2010 kind of volume increases.
Today’s it’s not huge. You know, it’s not a ((inaudible)). Now, they are buying, you know, by statistical numbers, a third of the world’s TVs and manufacturing about half of them. But a lot of that consumption today is on, you know, really cheap, tube-based TVs. The transition of into the modern, you know, pricier stuff, you know, it still probably not that big.
Dylan Moore: OK, great. That’s very helpful. And then I guess just a last housekeeping item: is that — does the way we should model for the tax rate, both GAAP and pro forma, has that changed or is that going to be the same as you’ve talked about before.
Bob Freeman: It’s gone up a little bit on a pro forma basis to about seven percent because of our increased overseas taxes.
Dylan Moore: OK. And that probably would be the best way to model the next quarter then.
Bob Freeman: Yes. So I’d say probably in that range on a non-GAAP basis. And the GAAP number is really being driven by our use of the methodology to essentially utilize the stock compensation

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Moderator: Bob Freeman
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related tax losses first, which essentially don’t go to the tax provision. You don’t get any credit to the tax provision for those. But we’ll essentially utilize them.
Steve Tirado: What would the rate be though? I think he...
Bob Freeman: So this quarter, the rate is in the neighborhood of — yes, so the non-cash rate this quarter is going to be about five percent, but the GAAP rate is going to be closer to 47 percent.
Dylan Moore: For the quarter?
Bob Freeman: For the quarter.
Dylan Moore: OK. All right, that’s helpful and...
Bob Freeman: We’ll fill that in, in our, you know, if you look at the press release, it should show you, dollarwise, the impact of that reconciliation.
Dylan Moore: OK, thanks.
Bob Freeman: OK.
Operator: At this time, we have one question remaining in the queue. Once again if you’d like to ask a question or if you have a follow-up question, please press star one to signal. As a reminder if you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.
We’ll take our next question from Aalok Shah with DA Davidson.

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Aalok Shah: Hello, guys. A couple of questions for you: Steve, first on the PC front, you know, we’re starting to see, I guess, the A&D, ATI deal and a couple of other things that are leading us to believe maybe HDMI is going to take off a little bit faster in the PC space. What’s your take on that? And then maybe if you could talk a little bit about HTCP and what role you guys are going to have with that, as well as HDMI, going into the PC market. And then, Bob, one question again on the tax rate: just to get the clarification, you said five percent for the non-cash or is that — for next quarter? And then for next year, are we still looking for a full tax rate of 25 percent or 30 percent. I wasn’t clear on what...
Bob Freeman: Not really kind of giving you any guidance right now on 2007.
Aalok Shah: OK.
Bob Freeman: Though I think we’re working through our deferred tax assets, through the strong performance that we’re experiencing in 2006.
Aalok Shah: OK.
Bob Freeman: So...
Aalok Shah: What do you think a full tax rate would be if you didn’t have any NOLs or any kind of...
Bob Freeman: I’d love to be able to give you that, but right now, until we really kind of completed that analysis...
Aalok Shah: Yes.

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Bob Freeman: ...that we’re going through and the tax planning that we’re going through, it’d be a little bit premature.
Aalok Shah: OK.
Steve Tirado: OK. Could you restate your question?
Aalok Shah: Yes, sure, Steve. Just on — in terms of the PC space, you know, with ATI and AMD now merging...
Steve Tirado: Yes.
Aalok Shah: ...could you talk a little bit about the HDMI...
Steve Tirado: I have no idea how that’s going to shake out, the whole ATI, AMD merger. It’s just so, you know, I mean, I could see from the write-ups out there, two people are kind of on both sides of the equation. I mean, from my vantage point, it looks like, strategically, it kind of makes a lot of sense for AMD, but I still think they’ve got a, you know, rough road. With respect to HDMI, we are seeing a lot of design wins for it. The volumes aren’t huge, but they’re just slowly creeping — helping to creep the number up. And I think ‘07 is going to be a very important year for HDMI on the PC platform. So I’m, you know, fairly — I guess I’m sort of on the bullish camp on that one, on HDMI as an option on the PC.
I can’t speak to the AMD, ATI merger’s impact on that. I will say though that we have had a significant amount of design activity for HDMI on the PC platform, a lot of notebooks. We just continue to keep getting wins. And so, you know, I think the volume or the revenue benefit from that will really start to — we should start to see that in 2007 in a more significant way.

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Aalok Shah: And then the mini HDMI product that you guys are developing, when do you think we can actually start to see some real design wins for that?
Steve Tirado: With the — using the mini connector?
Aalok Shah: Yes, the mini connector.
Steve Tirado: You know, they’re still arguing about some of the details of that, you know, the locking clamps and a few things like that. But I don’t you’ll start to see products using that until ‘07.
Aalok Shah: And that’d be, what? You think maybe with some mobile devices or cameras or...?
Steve Tirado: Yes, well — you know, we — I talked about this. We have some wins with still cameras and video cameras, you know, like camcorders, that are already in production. We’re already selling. And we’re getting more traction. But that is exactly where you’re going to see that because it’s on those devices where you’re more space constrained and then you have the problem of the cable pulling out, which is why they’re arguing about locking clamps now so the thing kind of clicks into place. But I fully expect that there’s enough pull in the marketplace for — you know, starting in ‘07, you’ll start to see products that start to use that mini connector.
Aalok Shah: OK, great. Thanks, Steve.
Steve Tirado: You’re welcome.
Operator: Our last question comes from Jon Gruber from Gruber McBaine.
Jon Gruber: Hello, congratulations, guys.

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Male: Hello, John.
Jon Gruber: In the last seven weeks, you know, can you hear me — in the last seven weeks, we’ve raised guidance three times, you know, from the conference in Boston to the analyst meeting to today. And I’m wondering, as the book to bills continue — you have another big book to bill, do we have many more — three more in front of us here because we’re getting up to 50 or 60 percent instead of 30, 35 percent growth.
Steve Tirado: You know, we can only — I think we’ve given enough visibility data. Things are just going really well right now. And we’re really focused on ‘07. That’s really what this whole year has been about. The results that we see this year are really a function of all the hard work we did last year. I am happy about the way the whole HDMI 1.3 is going. And we are seeing really good response, like I said earlier, especially as a result of some PlayStations supporting Deep Color on its boxes.
So, you know, I — right now the market looks very good. I mean, we’re in a period — and I think our results will be affected by, you know, how the consumer markets actually play out through the rest of the year going into next year.
Jon Gruber: Well, congratulations, great job, thank you.
Steve Tirado: Thanks, Jon.
Bob Freeman: OK. Operator, I think that concludes the questions for today.
Operator: And there are no questions remaining in the queue at this time. I’d like to turn the conference back over to you, Mr. Freeman, for closing remarks.

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Moderator: Bob Freeman
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Bob Freeman: Thank you. Thank you for joining us today. Our second quarter was a very good quarter and we look forward to speaking with you in all the coming meetings and investor conferences. And thank you for participating in the call.
Operator: Ladies and gentlemen, that does end today’s conference. We thank you for your participation, and have a great evening.
END